UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Rule 14d-100)
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

BANKRATE, INC.
(Name of Subject Company—(Issuer))

BEN MERGER SUB, INC.
(Names of Filing Persons—(Offeror))
BEN HOLDINGS, INC.
(Names of Filing Persons—(Offeror))
Ben Holding S.à.r.l.
Apax US VII, L.P.
Apax Europe VII-A, L.P.
Apax Europe VII-B, L.P.
Apax Europe VII-1, L.P.
Apax US VII GP, L.P.
Apax US VII GP, Ltd.
Apax Europe VII GP L.P. Inc.
Apax Europe VII GP Co. Limited
(Names of Filing Persons—(Other Person(s)))

Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)

06646V108
(CUSIP Number of Class of Securities)

Mitch Truwit
c/o BEN Holdings, Inc.
601 Lexington Avenue, 53rd Floor
New York, New York 10022
Telephone: (212) 646-7242
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)
Copies to:
Joshua N. Korff, Esq.
Susan J. Zachman, Esq.
Christopher A. Kitchen, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$585,692,014	$32,682

*	Calculated solely for purposes of determining the filing fee. The calculation assumes the purchase of 19,148,003 shares of common stock, par value $0.01 per share, at $28.50 per share. The transaction value also includes the offer price of $28.50 multiplied by 1,402,594, the estimated number of options to purchase shares that are currently outstanding and exercisable upon expiration of the offer.

**	The amount of the filing fee is calculated in accordance with Fee Rate Advisory #5 for Fiscal Year 2009 issued by the SEC, effective March 11, 2009, by multiplying the Transaction Value by 0.00005580.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Filing Party:

Form or Registration No.:

Date Filed:

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

☐	Check the appropriate boxes to designate any transactions to which the statement relates:

☑	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☑	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

     This Tender Offer Statement on Schedule TO (this “Schedule TO”) is filed by BEN Merger Sub, Inc, a Florida corporation (“Purchaser”), a wholly-owned subsidiary of BEN Holdings, Inc., a Delaware corporation (“Parent”), Ben Holding S.à.r.l., which is beneficially owned by Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. This Schedule TO relates to the offer by Purchaser to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of Bankrate, Inc., a Florida corporation (“Bankrate”) at a purchase price of $28.50 per share, net to the seller in cash, without interest, and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 28, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1)(A) and (a)(1)(B), respectively (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).
     This Schedule TO is intended to satisfy the requirements of Schedule 13E-3. The information in the Offer to Purchase, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference in response to all the items of this Schedule TO, and is supplemented by the information specifically provided therein.
Item 1: Summary Term Sheet
Regulation M-A Item 1001
The information set forth in the Offer to Purchase under the caption SUMMARY TERM SHEET is incorporated by reference.
Item 2: Subject Company Information
Regulation M-A Item 1002
(a)	Name and Address. The name of the subject company, and the address and telephone number of its principal executive offices are as follows:
Bankrate, Inc. 11760 U.S. Highway One, Suite 200 North Palm Beach, Florida 33408 (561) 630-2400
(b)	Securities. The class of securities to which this Schedule TO relates is the common stock, par value $0.01 per share of Bankrate, of which 19,148,003 shares were issued and outstanding as of July 27, 2009, of which 262,499 were restricted shares.

(c)	Trading Market and Price. The information set forth under the caption THE TENDER OFFER—Section 6 (“Price Range of Bankrate Shares; Dividends on Bankrate Shares”) of the Offer to Purchase is incorporated herein by reference.
Item 3: Identity and Background of Filing Person
Regulation M-A Item 1003
(a)-(c) Name and Address; Business and Background of Entities; and Business and Background of Natural Persons. The information set forth in the Offer to Purchase under the following captions, together with Schedule A attached thereto, is incorporated herein by reference:

SUMMARY TERM SHEET THE TENDER OFFER—Section 10 (“Certain Information Concerning Purchaser and Parent”)
Item 4: Terms of the Transaction
Regulation M-A Item 1004
(a)	Material Terms. The information set forth in the Offer to Purchase is incorporated herein by reference
Item 5: Past Contacts, Transactions, Negotiations and Agreements
Regulation M-A Item 1005
(a)	Transactions. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive
Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 10 (“Certain Relationships Between Parent or Purchaser and
Bankrate”)

(b)	Significant Corporate Events. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET SPECIAL FACTORS—Section 1 (“Background of the Offer”) SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive Officers in the Offer and the Merger”)
Item 6: Purposes of the Transaction and Plans or Proposals
Regulation M-A Item 1006
(a)	Purposes. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the Apax VII Funds”) SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the Merger”)
(c)(1)-(7) Plans. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
SUMMARY TERM SHEET SPECIAL FACTORS—Section 1 (“Background of the Offer”) SPECIAL FACTORS—Section 7 (“Certain Effects of the Offer and the Merger”)

SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for
Bankrate after the Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and
Executive Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 10 (“Certain Relationships Between Parent or
Purchaser and Bankrate”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
THE TENDER OFFER—Section 11 (“Source and Amount of Funds”)
THE TENDER OFFER—Section 13 (“Dividends and Distributions”)
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
Item 7: Source and Amount of Funds or Other Consideration
Regulation M-A Item 1007
(b)	Source of Funds. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
THE TENDER OFFER—Section 11 (“Source and Amount of Funds”)
THE TENDER OFFER—Section 12 (“Conditions to the Offer”)
THE TENDER OFFER—Section 15 (“Fees and Expenses”)
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
(c)	Conditions. The Offer is not subject to any financing conditions.
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
(d)	Borrowed Funds. Not applicable.
Item 8: Interest in Securities of the Subject Company
Regulation M-A Item 1008
(a)	Securities Ownership. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and
Executive Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 11 (“Security Ownership of Certain Beneficial
Owners and Management”)

THE TENDER OFFER—Section 10 (“Certain Information Concerning Purchaser and Parent”)
(b)	Securities Transactions. None.
Item 9: Persons/Assets, Retained, Employed, Compensated or Used
Regulation M-A Item 1009
(c)	Solicitations or Recommendations. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 2 (“The Support Agreements”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and
Executive Officers in the Offer and the Merger”)
THE TENDER OFFER—Section 3 (“Procedures for Tendering Bankrate Shares”)
THE TENDER OFFER—Section 15 (“Fees and Expenses”)
Item 10. Financial Statements
Regulation M-A Item 1010
Not Applicable.
Item 11: Additional Information
Regulation M-A Item 1011
(a)	Agreements, Regulatory Requirements and Legal Proceedings. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 2 (“The Support Agreements”)
SPECIAL FACTORS—Section 7 (“Certain Effects of the Offer and the Merger”)
SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the
Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive
Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
THE TENDER OFFER—Section 8 (“Possible Effects of the Offer on the Market for the
Bankrate Shares; Stock Exchange Listing(s); Registration under the Exchange Act;
Margin Regulations”)
THE TENDER OFFER—Section 10 (“Certain Information Concerning Purchaser and Parent”)

THE TENDER OFFER—Section 14 (“Certain Legal Matters; Regulatory Approvals”)
(b)	Other Material Information. The information set forth in the Offer to Purchase is incorporated herein by reference.
Item 12. Exhibits
Regulation M-A Item 1016

Exhibit No.

(a)(1)(A)	Offer to Purchase, dated July 28, 2009.

(a)(1)(B)	Letter of Transmittal.

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks.

(a)(1)(F)	Text of press release, dated July 28, 2009, concerning the Offer.

(a)(1)(G)	Summary Advertisement as published on July 28, 2009.

(a)(2)	The Solicitation/Recommendation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009, which is incorporated by reference herein.

(a)(5)	Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Pfeiffer v. Evans, et al., case No. 2009-CA-025137-xxxx-MB (incorporated by reference to Exhibit (a)(4) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(b)	None.

(d)(1)	Agreement and Plan of Merger among BEN Holdings, Inc., BEN Merger Sub, Inc. and Bankrate, Inc., dated as of July 22, 2009.

(d)(2)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Thomas R. Evans (incorporated by reference to exhibit (e)(7) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(3)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Peter Christopher Morse; Martha F. Morse, Martha F. Morse Revocable Trust; Peter C. Morse 2008 Annuity Trust; Peter C. Morse 2007 Annuity Trust; Peter C. Morse Remainder Trust FBO Clay P. Morse; Peter C. Morse Remainder Trust FBO Kate M. Frantz; and Peter C. Morse Remainder Trust FBO Lisa D. Morse (incorporated by reference to exhibit (e)(8) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(4)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Robert P. O’Block (incorporated by reference to exhibit (e)(9) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(5)	Form of Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc., and each of Edward J. DiMaria, Daniel P. Hoogterp, Steven L. Horowitz, Michael Ricciardelli, Donaldson M. Ross and Bruce J. Zanca (incorporated by reference to exhibit (e)(6) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(6)	Limited Guarantee, dated as of July 22, 2009 (incorporated by reference to Exhibit 2.4 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(d)(7)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.2 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

Exhibit No.

(d)(8)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P. and Apax US VII, L.P. (incorporated by reference to Exhibit 2.3 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(g)	None.

(h)	None.
Item 13. Information Required by Schedule 13E-3
Item 1: Summary Term Sheet
Regulation M-A Item 1001
The information set forth in the Offer to Purchase under the caption SUMMARY TERM SHEET is incorporated by reference.
Item 2. Subject Company Information
Regulation M-A Item 1002
(a)	Name and Address. The name of the subject company, and the address and telephone number of its principal executive offices are as follows:
Bankrate, Inc. 11760 U.S. Highway One, Suite 200 North Palm Beach, Florida 33408 (561) 630-2400
(b)	Securities. The class of securities to which this Schedule TO relates is the common stock, par value $0.01 per share of Bankrate, of which 19,148,003 shares were issued and outstanding as of July 20, 2009 of which 262,499 were restricted shares. The information set forth on the cover page and in the INTRODUCTION of the Offer to Purchase is incorporated herein by reference.

(c)	Trading Market and Price. The information set forth under the caption THE TENDER OFFER—Section 6 (“Price Range of Bankrate Shares; Dividends on Bankrate Shares”) of the Offer to Purchase is incorporated herein by reference.

(d)	Dividends. The information set forth under the caption THE TENDER OFFER—Section 6 (“Price Range of Bankrate Shares; Dividends on Bankrate Shares”) of the Offer to Purchase is incorporated herein by reference.

(e)	Prior Public Offerings. Not applicable.

(f)	Prior Stock Purchases. Not applicable.
Item 3: Identity and Background of Filing Person
Regulation M-A Item 1003
(a)-(c) Name and Address; Business and Background of Entities; and Business and Background of Natural Persons. The information set forth in the Offer to Purchase under the following captions, Schedule A attached thereto, is incorporated herein by reference:

SUMMARY TERM SHEET THE TENDER OFFER—Section 10 (“Certain Information Concerning Purchaser and Parent”)
Item 4. Terms of the Transaction
Regulation M-A Item 1004
(a)	Material Terms. The information set forth in the Offer to Purchase is incorporated herein by reference

(c)	Different Terms. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
THE TENDER OFFER—Section 1 (“Terms of the Offer; Expiration Date”)
THE TENDER OFFER—Section 3 (“Procedures for Tendering Bankrate Shares”)
THE TENDER OFFER—Section 11 (“Source and Amount of Funds”)
SPECIAL FACTORS—Section 2 (“The Support Agreements”)
SPECIAL FACTORS—Section 7 (“Certain Effects of the Offer and the Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive
Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
(d)	Appraisal Rights. The information set forth under the caption SPECIAL FACTORS—Section 13 (“Appraisal Rights”) of the Offer to Purchase is incorporated herein by reference.

(e)	Provisions for Unaffiliated Security Holders. Not applicable.

(f)	Eligibility for Listing or Trading. Not applicable.
Item 5. Past Contacts, Transactions, Negotiations and Agreements
Regulation M-A Item 1005
(a)	Transactions. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and
Executive Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 10 (“Certain Relationships Between
Parent or Purchaser and Bankrate”)

(b)	Significant Corporate Events. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET

SPECIAL FACTORS—Section 1 (“Background of the Offer”) SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive Officers in the Offer and the Merger”)

(c)	Negotiations or Contacts. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET SPECIAL FACTORS—Section 1 (“Background of the Offer”) SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive Officers in the Offer and the Merger”)

(e)	Agreements Involving the Subject Company’s Securities. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SPECIAL FACTORS—Section 2 (“The Support Agreements”) SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive Officers in the Offer and the Merger”)
Item 6. Purposes of the Transaction and Plans or Proposals
Regulation M-A Item 1006
(a)	Purposes. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the Apax VII Funds”) SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the Merger”)

(b)	Use of Securities Acquired. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
THE TENDER OFFER—Section 11 (“Source and Amount of Funds”)
SPECIAL FACTORS—Section 2 (“The Support Agreements”)
SPECIAL FACTORS—Section 7 (“Certain Effects of the Offer and the Merger”)
SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the
Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive
Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
(c)(1)-(7) Plans. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
SUMMARY TERM SHEET SPECIAL FACTORS—Section 1 (“Background of the Offer”)

SPECIAL FACTORS—Section 7 (“Certain Effects of the Offer and the Merger”)
SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for
Bankrate after the Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and
Executive Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 10 (“Certain Relationships Between Parent or
Purchaser and Bankrate”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
THE TENDER OFFER—Section 11 (“Source and Amount of Funds”)
THE TENDER OFFER—Section 13 (“Dividends and Distributions”)
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.

(c)(8)	Plans. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
SUMMARY TERM SHEET SPECIAL FACTORS—Section 7 (“Certain Effects of the Offer and the Merger”)

The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
Item 7. Purposes, Alternatives, Reasons and Effects in a Going-Private Transaction
Regulation M-A Item 1013
(a)	Purposes. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the
Apax VII Funds”)
SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the
Merger”)

(b)	Alternatives. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SPECIAL FACTORS—Section 1 (“Background of the Offer”) SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the Offer and the Merger”)

(c)	Reasons. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 2 (“The Support Agreements”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the Offer and the Merger”)
SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the
Apax VII Funds”)
SPECIAL FACTORS—Section 6 (“Position of Parent, Purchaser and the Apax VII Funds

as to Fairness”)
SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the
Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive
Officers in the Offer and the Merger”)

(d)	Effects. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 7 (“Certain Effects of the Offer and the Merger”)
SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the
Merger”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
THE TENDER OFFER—Section 5 (“Material United States Federal Income Tax
Consequences of the Offer and the Merger”)
Item 8. Fairness of the Transaction
Regulation M-A Item 1014
(a)	Fairness. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)
SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the Apax VII Funds”)
SPECIAL FACTORS—Section 6 (“Position of Parent, Purchaser and the Apax VII Funds as to Fairness”)

(b)	Factors Considered in Determining Fairness. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)
SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the Apax VII Funds”)
SPECIAL FACTORS—Section 6 (“Position of Parent, Purchaser and the Apax VII Funds as to Fairness”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive
Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)

(c)	Approval of Security Holders. The transaction is not structured so that the approval of at least a majority of unaffiliated security holders is required. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET SPECIAL FACTORS—Section 12 (“The Merger Agreement”) THE TENDER OFFER—Section 12 (“Conditions to the Offer”)

(d)	Unaffiliated Representative. An unaffiliated representative was not retained to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)
SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the
Apax VII Funds”)

(e)	Approval of Directors. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)

(f)	Other Offers. None.
Item 9. Reports, Opinions, Appraisals and Certain Negotiations
Regulation M-A Item 1015
(a)	Report, Opinion or Appraisal. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)

(b)	Preparer and Summary of the Report, Opinion or Appraisal. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)

(c)	Availability of Documents. The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of Bankrate during its regular business hours by any interested holder of Bankrate’s shares or representative of the interested holder who has been so designated in writing.

Item 10. Source and Amounts of Funds or Other Consideration
Regulation M-A Item 1007
(a)	Source of Funds. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)
THE TENDER OFFER—Section 11 (“Source and Amount of Funds”)
THE TENDER OFFER—Section 12 (“Conditions to the Offer”)
THE TENDER OFFER—Section 15 (“Fees and Expenses”)
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
(b)	Conditions. The Offer is not subject to any financing conditions.
          The Agreement and Plan of Merger, dated July 22, 2009, by and among Bankrate, Inc., BEN Holdings, Inc. and BEN Merger Sub, Inc. is herein incorporated by reference to Exhibit (d)(1) filed herewith.
(c)	Expenses. The information set forth in the Offer to Purchase under the following caption is incorporated herein by reference:

THE TENDER OFFER—Section 14 (“Fees and Expenses”)

(d)	Borrowed Funds. Not applicable.
Item 12. The Solicitation or Recommendation
Regulation M-A Item 1012
(d)	Intent to Tender or Vote in a Going-Private Transaction. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 2 (“The Support Agreements”)
SPECIAL FACTORS—Section 5 (“Purposes and Reasons of Parent, Purchaser and the
Apax VII Funds”)
SPECIAL FACTORS—Section 6 (“Position of Parent, Purchaser and the Apax VII Funds
as to Fairness”)
SPECIAL FACTORS—Section 8 (“Purposes, Reasons and Plans for Bankrate after the
Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive Officers in the Offer and the Merger”)
SPECIAL FACTORS—Section 10 (“Certain Relationships Between Parent or Purchaser and
Bankrate”)
SPECIAL FACTORS—Section 12 (“The Merger Agreement”)

(e)	Recommendations of Others. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the Fairness of the Offer and the Merger”)

SPECIAL FACTORS—Section 6 (“Position of Parent, Purchaser and the Apax VII Funds as to Fairness”)
Item 13. Financial Information
Regulation M-A Item 1010
(a)(1)	The audited consolidated financial statements of Bankrate as of and for the fiscal years ended December 31, 2007 and December 31, 2008 are incorporated herein by reference to Item 8 to Bankrate’s Annual Report on Form 10-K for the year ended December 31, 2008.

(a)(2)	The unaudited consolidated financial statements of Bankrate as of and for the quarter ended March 31, 2009 are incorporated herein by reference to Item 1 to Bankrate’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

(a)(3)	The information set forth in the section of the Offer to Purchase entitled THE TENDER OFFER—Section 9 (“Certain Information Concerning Bankrate”) is incorporated herein by reference.

(a)(4)	The information set forth in the section of the Offer to Purchase entitled THE TENDER OFFER—Section 9 (“Certain Information Concerning Bankrate”) is incorporated herein by reference.

(b)	Not applicable.
Item 14. Persons/Assets, Retained, Employed, Compensated or Used
Regulation M-A Item 1009

(a)	Solicitations or Recommendations. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:

SUMMARY TERM SHEET
SPECIAL FACTORS—Section 1 (“Background of the Offer”)
SPECIAL FACTORS—Section 2 (“The Support Agreements”)
SPECIAL FACTORS—Section 3 (“Position of Bankrate Regarding the Fairness of the
Offer and the Merger”)
SPECIAL FACTORS—Section 4 (“Position of the Disinterested Directors Regarding the
Fairness of the Offer and the Merger”)
SPECIAL FACTORS—Section 9 (“Interests of Bankrate’s Directors and Executive
Officers in the Offer and the Merger”)
THE TENDER OFFER—Section 3 (“Procedures for Tendering Bankrate Shares”)
THE TENDER OFFER—Section 15 (“Fees and Expenses”)

(b)	Employees and Corporate Assets.

Not applicable.
Item 15: Additional Information
Regulation M-A Item 1011

(b)	Other Material Information. The information set forth in the Offer to Purchase is incorporated herein by reference.
Item 12. Exhibits
Regulation M-A Item 1016

Exhibit No.

(a)(1)(A)	Offer to Purchase, dated July 28, 2009.

(a)(1)(B)	Letter of Transmittal.

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks.

(a)(1)(F)	Text of press release, dated July 28, 2009, concerning the Offer.

(a)(1)(G)	Summary Advertisement as published on July 28, 2009.

(a)(2)	The Solicitation/Recommendation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009, which is incorporated by reference herein.

(a)(5)	Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Pfeiffer v. Evans, et al., case No. 2009-CA-025137-xxxx-MB (incorporated by reference to Exhibit (a)(4) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(b)	None.

(c)(1)	Opinion of Allen & Company LLC, dated July 22, 2009 (incorporated by reference to Annex B of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(c)(2)	Presentation of Allen & Company LLC, dated July 22, 2009 (incorporated by reference to Exhibit (c)(2) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(c)(3)	Opinion of Needham & Company LLC, dated July 22, 2009 (incorporated by reference to Annex C of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(c)(4)	Presentation of Needham & Company LLC, dated July 22, 2009 (incorporated by reference to Exhibit (c)(4) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(1)	Agreement and Plan of Merger among BEN Holdings, Inc., BEN Merger Sub, Inc. and Bankrate, Inc., dated as of July 22, 2009.

(d)(2)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Thomas R. Evans (incorporated by reference to exhibit (e)(7) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(3)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Peter Christopher Morse; Martha F. Morse, Martha F. Morse Revocable Trust; Peter C. Morse 2008 Annuity Trust; Peter C. Morse 2007 Annuity Trust; Peter

Exhibit No.

C. Morse Remainder Trust FBO Clay P. Morse; Peter C. Morse Remainder Trust FBO Kate M. Frantz; and Peter C. Morse Remainder Trust FBO Lisa D. Morse (incorporated by reference to exhibit (e)(8) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(4)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Robert P. O’Block (incorporated by reference to exhibit (e)(9) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(5)	Form of Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc., and each of Edward J. DiMaria, Daniel P. Hoogterp, Steven L. Horowitz, Michael Ricciardelli, Donaldson M. Ross and Bruce J. Zanca (incorporated by reference to exhibit (e)(6) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(6)	Limited Guarantee, dated as of July 22, 2009 (incorporated by reference to Exhibit 2.4 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(d)(7)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.2 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(d)(8)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.3 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(f)	Statement of Appraisal Rights.

(g)	None.

(h)	None.

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: July 28, 2009

BEN MERGER SUB, INC.
By:	/s/ Christian Stahl
	Name:	Christian Stahl
	Title:	Director, Vice President, Secretary

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: July 28, 2009

BEN HOLDINGS, INC.
By:	/s/ Mitch Truwit
	Name:	Mitch Truwit
	Title:	Director, Vice President, Assistant Secretary

EXHIBIT INDEX

Exhibit No.

(a)(1)(A)	Offer to Purchase, dated July 28, 2009.

(a)(1)(B)	Letter of Transmittal.

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks.

(a)(1)(F)	Text of press release, dated July 28, 2009, concerning the Offer.

(a)(1)(G)	Summary Advertisement as published on July 28, 2009.

(a)(2)	The Solicitation/Recommendation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009, which is incorporated by reference herein.

(a)(5)	Complaint filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Pfeiffer v. Evans, et al., case No. 2009-CA-025137-xxxx-MB (incorporated by reference to Exhibit (a)(4) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(b)	None.

(c)(1)	Opinion of Allen & Company LLC, dated July 22, 2009 (incorporated by reference to Annex B of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(c)(2)	Presentation of Allen & Company LLC, dated July 22, 2009 (incorporated by reference to Exhibit (c)(2) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(c)(3)	Opinion of Needham & Company LLC, dated July 22, 2009 (incorporated by reference to Annex C of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(c)(4)	Presentation of Needham & Company LLC, dated July 22, 2009 (incorporated by reference to Exhibit (c)(4) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(1)	Agreement and Plan of Merger among BEN Holdings, Inc., BEN Merger Sub, Inc. and Bankrate, Inc., dated as of July 22, 2009.

(d)(2)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Thomas R. Evans (incorporated by reference to exhibit (e)(7) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(3)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Peter Christopher Morse; Martha F. Morse, Martha F. Morse Revocable Trust; Peter C. Morse 2008 Annuity Trust; Peter C. Morse 2007 Annuity Trust; Peter C. Morse Remainder Trust FBO Clay P. Morse; Peter C. Morse Remainder Trust FBO Kate M. Frantz; and Peter C. Morse Remainder Trust FBO Lisa D. Morse (incorporated by reference to exhibit (e)(8) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(4)	Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc. and Robert P. O’Block (incorporated by reference to exhibit (e)(9) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

Exhibit No.

(d)(5)	Form of Non-Tender and Support Agreement, dated as of July 22, 2009, by and among BEN Holdings, Inc., BEN Merger Sub, Inc., and each of Edward J. DiMaria, Daniel P. Hoogterp, Steven L. Horowitz, Michael Ricciardelli, Donaldson M. Ross and Bruce J. Zanca (incorporated by reference to exhibit (e)(6) of the Recommendation/Solicitation Statement on Schedule 14D-9 filed by Bankrate, Inc. on July 28, 2009).

(d)(6)	Limited Guarantee, dated as of July 22, 2009 (incorporated by reference to Exhibit 2.4 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(d)(7)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.2 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(d)(8)	Commitment Letter, dated as of July 22, 2009, by Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (incorporated by reference to Exhibit 2.3 filed with a Current Report on Form 8-K/A, dated July 23, 2009, filed by Bankrate, Inc.).

(f)	Statement of Appraisal Rights.

(g)	None.

(h)	None.